Letterhead

September 26, 2005

Silver Pearl Enterprises, Inc.

Attention:  Ms. Denise D. Smith

1541 E. I-30

Rockwall, Texas  75087

Dear Ms. Smith:

As the sole director, an officer and major shareholder of Silver Pearl Enterprises, Inc. (the "Corporation"), you have requested that I review the below-identified documents of the Corporation in connection with the issuance of its Common Stock, par value of $0.001 per share (the "Common Stock"), upon organization and pursuant to a possible public offering of a maximum of not more than 1,000,000 shares and a minimum of not less than 150,000 shares, at a price of $0.50 per share.

In this respect, I have examined the following documents of the Corporation which you represent are true and correct in every way, have authentic and authorized signatures, accurately and properly reflect the matters and transactions referenced therein and constitute all records of the Corporation:

   1.

Articles of Incorporation of the Corporation filed with the Secretary of State of Texas on May 4, 2004 authorizing twenty million (20,000,000) shares of $0.001 par value capital stock and establishing Denise Smith as the sole director.

   2.

Certificate of Incorporation from the Texas Secretary of State dated May 5, 2004.

   3.

Corporate bylaws approved and adopted by the Corporation upon its organization and signed by you, all of which is memorialized in the Minutes of the Organizational Meeting dated June 4, 2004.

   4.

Minutes of the Organization Meeting held by Denise D. Smith on June 4, 2004, as the sole director named in the Articles of Incorporation, during which the following business, among others, was transacted.

   •

Issuance of 4,000,000 shares of the Corporation's Common Stock to Denise D. Smith as consideration for services rendered and cash advanced to or for the Corporation at a stated value of $4,000.00.

   •

Approving and adopting the Bylaws of the Corporation.

   5.

Special Meeting of the Board of Directors of the Corporation, of which Denise D. Smith is the sole director, dated June 12, 2004, which authorizes the following transaction:

   •

Issuance of 400,000 shares of Common Stock of the Corporation as consideration of development of its website, valued at $25,000.

   6.

Special Meeting of the Board of Directors of the Corporation, of which Denise D. Smith is the sole director, dated December 1, 2004, which authorizes the following transaction:

   •

Issuance of 360,000 shares of Common Stock of the Corporation to VMP Enterprises, LLC as consideration of cash, fixed assets and inventory valued at $80,000.

   7.

Annual Meeting of the Stockholders of the Corporation dated December 2, 2004, in which all shares entitled to vote did vote in favor of electing Denise D. Smith as the sole director of the Corporation.

   8.

Annual Meeting of the Board of Directors of the Corporation of which Denise D. Smith, the sole director, dated December 2, 2004, which elected Denise D. Smith President and Secretary of the Corporation.

   9.

Special Meeting of the Board of Directors of the Corporation, of which Denise D. Smith is the sole director, dated December 10, 2004, which authorizes the following transaction:

   •

Filing of a public offering of not more than 1,000,000 shares and not less than 150,000 shares of the Corporation's Common Stock at a price of $0.50 per share pursuant to a registration statement to be filed by the Corporation with the Securities and Exchange Commission on Form SB-1 or SB-2.

   10.

Special Meeting of the Board of Directors of the Corporation, of which Denise D. Smith is the sole director, dated February 15, 2005, which authorizes the following transaction:

   •

Issuance of 60,000 shares of Common Stock of the Corporation in to Charles Smith in exchange for and consideration of approximately $15,000 of marketable securities.

   11.

Certificate of Filing from the Texas Secretary of State, dated May 2, 2005, reinstating the Corporation to active status.

   12.

Certificate of Account Status from the Texas Comptroller of Public Accounts dated May 5, 2005 indicating the Corporation is in good standing.

   13.

Copies of stock certificates representing the above-referenced issuance of shares.

Based solely on the above and my examination of the foregoing documents, I am of the opinion that the shares authorized for issuance and to be sold pursuant to the public offering, when sold in accordance with the registration statement and upon proper payment therefore, will constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Corporation under the applicable corporate laws of the State of Texas.

I provide this letter as counsel to the Company for the limited purposes expressed herein and consent to the inclusion of this letter as an exhibit to a registration statement.

Very truly yours,

LAMBERTH LAW FIRM

/s/ R. Bradley Lamberth

By: R. Bradley Lamberth

RBL/kdv